As filed with the Securities and Exchange Commission on March 10, 2023

Registration No. 333-167272

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. 333-167272

UNDER
THE SECURITIES ACT OF 1933

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4419301
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 East Green Street

Bensenville, Illinois 60106

(847) 295-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Ferrara

Rubicon Technology, Inc.

900 East Green Street

Bensenville, Illinois 60106

(847) 295-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”), filed by Rubicon Technology, Inc., a Delaware corporation (the “Registrant”), relates to the Registrant’s Registration Statement on Form S-3 (File No. 333-167272), registering, among other securities, $40,000,000 of shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”), held by the selling stockholders named therein, which was filed with the Securities and Exchange Commission (the “Commission”) on June 3, 2010 (the “Prior Registration Statement”).

On December 13, 2022, the Registrant announced that it notified The Nasdaq Stock Market LLC (“Nasdaq”) of its intention to delist the Shares from Nasdaq. On December 23, 2022, the Registrant filed a Form 25 to delist the Shares from Nasdaq. The Company has now decided to voluntarily deregister from the reporting requirements under the Securities Exchange Act of 1934, as amended, with the Commission. In connection with the Registrant’s voluntary decision to delist and deregister, the Registrant has terminated any and all offerings pursuant to the Prior Registration Statement. Accordingly, the filing of this Post-Effective Amendment is made pursuant to an undertaking made by the Registrant in Part II of the Prior Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The Registrant, by filing this Post-Effective Amendment, hereby removes from registration any and all securities registered but unsold under the Prior Registration Statement as of the date hereof. The Prior Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 10, 2023.

RUBICON TECHNOLOGY, INC.

By:	/s/ Joseph Ferrara
Name:	Joseph Ferrara
Title:	Executive Officer and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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